EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS SALES OF $233.6 MILLION, UP 25%, AND EPS OF $0.38 FOR THE
SECOND QUARTER OF 2007

Cleveland, Ohio — August 3, 2007 — Brush Engineered Materials Inc. (NYSE-BW) today reported second quarter 2007 sales of $233.6 million, up $46.5 million, or 25%, compared to the second quarter of 2006. Net income for the second quarter was $7.9 million or $0.38 per share, diluted, compared to net income of $7.0 million or $0.35 per share, diluted, for the same quarter of the prior year.

Included in the results for the quarter was a charge of approximately $0.15 per share related to an isolated production ramp up quality issue with a new product, which has since been resolved. In addition, a significant decline in the market price of ruthenium occurred in the quarter leading to a non-cash lower of cost or market inventory charge of approximately $0.13 per share. Helping to offset the impact of the above two charges was an expected margin benefit of approximately $0.14 per share related to the sale of ruthenium inventory that was in the production system at the beginning of the year. These three factors combined, negatively affected earnings by approximately $4.3 million pretax or $0.14 per share after tax.

Second quarter sales were the second highest quarterly sales in the Company’s history and the eighteenth consecutive quarter where sales were higher than the comparable quarter of the prior year. This sales growth was driven largely by stronger demand from the data storage market for the Company’s new hard disk drive materials, growth in sales to the defense market, improved pricing and the pass through of higher precious metal prices. Metal prices accounted for approximately 3% of the sales increase in the quarter. The Company’s organic sales growth was approximately 22%. International sales were 42% of total sales in the second quarter versus 33% for the second quarter of 2006. Most of the international growth was in Asia where the Company has continued to expand its presence in China, Japan, Korea and Singapore.

Gross margin as a percent of sales for the second quarter of 2007 was 18% versus 21% of sales for the second quarter of 2006. The isolated ramp up quality issue, lower cost of market inventory charge and the expected margin benefit related to the sale of ruthenium inventory, all noted above, combined to reduce margins by $4.3 million or approximately 2% of sales in the second quarter. In addition, the sales mix in the quarter and lower production in the Specialty Engineered Alloys segment negatively affected gross margins compared to the prior year.

Operating profit in the second quarter was $12.6 million or 5.4% of sales compared to $11.3 million or 6% of sales in the second quarter of 2006. The three items noted above that total $4.3 million, negatively affected operating profit as a percent of sales by 1.8 percentage points.

For the first six months of the year, sales were a record $483.9 million, up $129.1 million, or 36%, compared to the same period of the prior year. Sales growth net of metal prices was approximately 31%. The first half net income was $31.1 million or $1.50 diluted per share, up $18.9 million compared to net income of $12.2 million or $0.62 diluted per share for the first half of 2006.

BUSINESS SEGMENT REPORTING

Beginning with the fourth quarter of 2006, the Company changed its segment reporting to more closely align with the way the business is currently managed. Prior-year results have been adjusted for each segment to reflect the change.

Advanced Material Technologies and Services

The Advanced Material Technologies and Services segment consists of Williams Advanced Materials Inc. (WAM).

The Advanced Material Technologies and Services’ segment sales for the second quarter of 2007 were up 46% to $121.3 million compared to $82.9 million in the second quarter of the prior year. Sales for the first six months of 2007 were $264.9 million, 67% above 2006 first half sales of $158.3 million. Precious metal prices accounted for approximately 8% of the sales growth in the second quarter and 10% in the first half. Operating profit for the second quarter was $4.9 million versus $9.6 million for the second quarter of 2006. Operating profit year to date was $36.8 million, up $18.2 million over the same period last year.

The strong sales growth in the second quarter and first half was driven primarily by demand for WAM’s new ruthenium-based magnetic media materials targeted for the data storage market. In addition, wireless telecommunications and photonics product applications also contributed to the strong sales growth throughout the first half of the year. As previously announced, WAM is in the process of expanding its Brewster, New York facility to support the growth of the data storage market and the related perpendicular magnetic recording opportunity. This facility is now operational and is in the ramp up stage of operation. New market segments related to energy, medical and new electronics devices continue to offer opportunities for the core product portfolio at WAM. In addition WAM continues to expand its geographic reach into Asia and Eastern Europe to support its critical customers and new markets. WAM recently announced the opening of a new wholly-owned subsidiary in the Czech Republic to provide manufacturing, distribution and chamber services for the central European markets. WAM is also in the process of constructing a new manufacturing facility in China.

Operating profit during the second quarter was negatively impacted by approximately $8.8 million due to the isolated ramp up quality issue of a new product and the lower cost of market charge related to ruthenium inventory noted above. The quality issue has been resolved and WAM has resumed shipping product. Operating profit during the second quarter was favorably affected by approximately $4.5 million from the margin benefit related to the sale of the ruthenium inventory that was in the production system at the beginning of the year.

Specialty Engineered Alloys

The Specialty Engineered Alloys segment consists of Alloy Products which includes bulk and strip form copper-based alloy products, hydroxide and the Company’s line of ToughMet® materials.

Specialty Engineered Alloys’ sales for the second quarter were $75.5 million, up approximately 10%, or $6.6 million, compared to the second quarter 2006 sales of $69.0 million. Year-to-date sales of $145.9 million were up $16.5 million or 13% higher than sales of $129.4 million in the first half of 2006. Operating profit for the second quarter was $1.4 million versus $1.5 million for the second quarter of 2006. Operating profit of $6.7 million for the first half of 2007 was $4.8 million higher than the first half 2006 operating profit of $1.9 million.

The increase in sales in the second quarter and first half is due to higher selling prices from the increased percentage of sales subject to the pass through of current base metal prices, particularly copper, favorable product mix and the sale of hydroxide. Alloy Products has continued strong demand from the North American oil and gas and aerospace markets, and strong European sales across all market segments. New products such as ToughMet continue to find their way into new application opportunities. The wireless handset market remained weaker throughout the first half due to customer inventory builds.

Operating profit benefited from a favorable product mix and higher prices associated with the pass through of base metal costs.

Beryllium and Beryllium Composites

The Beryllium and Beryllium Composites segment consists of Beryllium Products including beryllia ceramic manufactured by Brush Ceramic Products Inc.

Beryllium and Beryllium Composites’ sales for the second quarter of 2007 was $16.5 million, up 29% or $3.7 million compared to the second quarter of 2006. Year-to-date sales of $31.7 million were up $8.5 million or 37% higher than the same period last year. Operating profit for the second quarter was $2.4 million, up $1.5 million versus $0.9 million for the second quarter of 2006. Operating profit for the first six months of 2007 was $4.6 million, up $3.5 million above operating profit of $1.1 million for the first half of 2006.

The Beryllium and Beryllium Composites double-digit sales growth for both the second quarter and first half of the year has been fueled by demand for defense and medical and industrial x-ray product applications. Also, sales for acoustic speaker applications contributed to the sales growth. Defense sales of AlBeMet® materials continued to show strength throughout the second quarter driven by tactical optics (including FLIR systems), airborne electronics and space systems.

The improvement in operating profit is due to the increase in sales volume.

Engineered Material Systems

The Engineered Material Systems segment is comprised of Technical Materials, Inc. (TMI).

Engineered Material Systems’ sales for the second quarter of 2007 were $16.9 million, $1.1 million below the second quarter 2006 sales of $18.0 million. Sales for the first six months of 2007 were $33.6 million, down $2.3 million versus the first half sales of 2006. Operating profit in the second quarter was $0.7 million compared to an operating profit of $1.2 million for the second quarter of 2006. Operating profit for the first six months of 2007 was $1.3 million versus $2.6 million for the first half of 2006.

The decline in TMI sales for both the second quarter and first half of the year is due to softer demand from the automotive electronics market offset in part by strength from the new disk drive materials. New products accounted for 28% of TMI sales in the second quarter of 2007. The sales order entry rate strengthened late in the second quarter.

Lower volume and unfavorable product mix negatively affected operating profit for both the second quarter and first half.

OUTLOOK

Beginning in the first quarter of the year, the Company operated within softer than expected market conditions in automotive and certain segments of consumer electronics. These conditions continued into the second quarter and inventory corrections in these markets negatively affected demand. While the second quarter was weaker than expected, due largely to these same factors, as well as a weaker media market and the factors identified that should not recur, the Company remains optimistic about the balance of the year.

The Company is currently seeing improvement in conditions in the markets that were weaker earlier and, while cautious, expects this momentum, plus the continued ramp up in demand for the new ruthenium-based media materials to help overcome the effect of the normal seasonal factors that can lead to lower revenues in the third and fourth quarters of the year compared to the first and second quarters. The improvement in market conditions and the continued ramp up of media materials are currently expected to lead to a sequential improvement in sales as the year progresses. Based on this, the Company at this time expects sales for the third quarter to be in the $240.0 to $250.0 million range, up approximately 20% to 25% compared to same quarter of the prior year. Earnings are expected to be in the range of $0.45 to $0.55 per share.

It is important to continue to reiterate that the Company’s sales and earnings estimates are subject to significant variability, such as that demonstrated in the most recent quarter. Metal prices and supply conditions as well as fluctuations in demand levels driven by inventory swings in the market, and new product ramp up rates in critical markets such as the media market can each have a significant effect on actual results. The outlook for the quarter is based on the Company’s best estimates at this time and are subject to significant fluctuations due to these factors.

CHAIRMAN’S COMMENTS

Commenting on the results, Dick Hipple, Chairman, President and CEO, stated “I am disappointed by the market conditions and operating performance that led to the weaker than expected results in the second quarter, however I am confident that internally we have taken the appropriate corrective operational actions and performance will be on track for the second half of the year. I am encouraged with the continued double-digit sales growth and the strong increase in international sales that we have experienced during the first half of 2007. We are well positioned with our recently completed Brewster, New York facility expansion to accommodate the anticipated future growth in the disk drive media market. We have continued to invest in Asia and Europe to broaden our geographic reach and are actively introducing new products and services to grow existing and new markets.”

CONFERENCE CALL

Brush Engineered Materials will conduct a teleconference in conjunction with today’s release. The teleconference begins at 1:00 p.m. Eastern Time, August 3, 2007. The conference call will be available via webcast through the Company’s website at www.beminc.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0782, callers outside the U.S. can dial (201) 689-8567.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned herein:

•	The global and domestic economies;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, data storage, aerospace and defense, automotive electronics, industrial components and appliance;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the year 2007;

•	Our success in developing and introducing new products and new product ramp up rates, including the actual ramp up of the perpendicular media market;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating newly acquired businesses;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of materials, tax rates, exchange rates, pension and other employee benefit costs, energy costs, regulatory compliance costs, and the cost and availability of insurance;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations; and

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
216/383-6823

Media:

Patrick S. Carpenter
216/383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	June 29,	Dec 31
(Dollars in thousands)	2007	2006
Assets
Current assets
Cash and cash equivalents	$12,074	$15,644
Accounts receivable	114,097	86,461
Inventories	163,192	151,950
Prepaid expenses	15,262	13,988
Deferred income taxes	3,255	3,541

Total current assets	307,880	271,584
Other assets	12,886	13,577
Related-party notes receivable	98	98
Long-term deferred income taxes	9,785	15,575
Property, plant and equipment	569,298	557,861
Less allowances for depreciation,
depletion and amortization	388,142	381,932

	181,156	175,929
Goodwill	21,782	21,843

	$533,587	$498,606

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$30,718	$28,076
Current portion of long-term debt	631	632
Accounts payable	37,340	30,744
Other liabilities and accrued items	51,471	52,161
Unearned revenue	1,683	314
Income taxes	3,696	4,515

Total current liabilities	125,539	116,442
Other long-term liabilities	9,515	11,642
Retirement and post-employment benefits	57,251	59,089
Long-term income taxes	4,331	—
Deferred income taxes	128	151
Long-term debt	10,246	20,282
Shareholders’ equity	326,577	291,000

	$533,587	$498,606

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited)

	Second Quarter Ended		First Half Ended
	June 29,	June 30,	June 29,	June 30,
(Dollars in thousands except share and per share amounts)	2007	2006	2007	2006
Net sales	$233,563	$187,078	$483,877	$354,801
Cost of sales	191,782	147,259	372,712	280,839

Gross margin	41,781	39,819	111,165	73,962
Selling, general and administrative expenses	26,564	27,194	55,234	51,103
Research and development expenses	1,275	954	2,601	2,035
Other-net	1,325	377	3,858	702

Operating profit	12,617	11,294	49,472	20,122
Interest expense	571	1,125	1,254	2,267

Income before income taxes	12,046	10,169	48,218	17,855
Income taxes	4,107	3,201	17,165	5,660

Net income	$7,939	$6,968	$31,053	$12,195

Per share of common stock: basic	$0.39	$0.36	$1.53	$0.63
Weighted average number
of common shares outstanding	20,351,000	19,593,000	20,254,000	19,428,000
Per share of common stock: diluted	$0.38	$0.35	$1.50	$0.62
Weighted average number
of common shares outstanding	20,736,000	19,865,000	20,709,000	19,680,000